
                                                                                                                  EXHIBIT 12
                             SBC COMMUNICATIONS INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               Dollars in Millions



                                                   NINE MONTHS ENDED
                                                      SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                 ---------------------  -----------------------------------------------------
                                                   1997        1996        1996        1995      1994       1993       1992
                                                 ---------   ---------  -----------------------------------------------------
Income Before Income Taxes, Extraordinary Loss
   and Cumulative Effect of Accounting Changes*  $  1,396    $ 3,868    $  4,975    $  4,383   $ 4,091    $ 2,070    $ 3,447
     Add:  Interest Expense                           693        618         812         957       935      1,005      1,036
          Dividends on Preferred Securities            60         40          60           -         -          -          -
          1/3 Rental Expense                          106         80         108          77        85         81         89
                                                 ---------   ---------  ---------   ---------  --------   --------  ---------

     Adjusted Earnings                           $  2,255    $ 4,606    $  5,955    $  5,417   $ 5,111    $ 3,156    $ 4,572
                                                 =========   =========  =========   =========  ========   ========  =========

Total Interest Charges                           $    786    $   711    $    947    $    957   $   935    $ 1,005    $ 1,036
Dividends on Preferred Securities                      60         40          60           -         -          -          -
1/3 Rental Expense                                    106         80         108          77        85         81         89
                                                 ---------   ---------  ---------   ---------  --------   --------  ---------

     Adjusted Fixed Charges                      $    952    $   831    $  1,115    $  1,034   $ 1,020    $ 1,086    $  1,125
                                                 =========   =========  =========   =========  ========   ========  =========

Ratio of Earnings to Fixed Charges                    2.37       5.54       5.34        5.24      5.01       2.91       4.06

*Undistributed earnings on investments accounted for under the equity method have been excluded.

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